As filed with the Securities and Exchange Commission on April 11, 2013

Registration No. 333-70604

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PERVASIVE SOFTWARE INC.

(Exact name of Registrant as specified in its charter)

Delaware	74-2693793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12365 Riata Trace Parkway, Building B

Austin, Texas 78727

(512) 231-6000

(Address, including zip code and telephone number, of principal executive offices)

PERVASIVE SOFTWARE INC. 1997 STOCK INCENTIVE PLAN

(Full title of the plan)

FRED GALLAGHER

President, Chief Financial Officer and Director

PERVASIVE SOFTWARE INC.

12365 Riata Trace Parkway, Building B, Austin, Texas 78727

(Name and address of agent for service)

(512) 231-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting Company	☒

Deregistration of Shares

The Registration Statement on Form S-8 (Registration No. 333-70604) (the “Registration Statement”) of Pervasive Software Inc., a Delaware corporation (“Pervasive”), pertaining to the registration of 796,352 shares of Pervasive’s common stock for issuance under its 1997 Stock Incentive Plan, to which this Post-Effective Amendment No. 1 relates was filed with the Securities and Exchange Commission on October 1, 2001. On October 1, 2001, the Securities and Exchange Commission declared the Registration Statement effective.

Actian Corporation, a Delaware corporation (“Actian”), Actian Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Actian, and Pervasive have entered into an Agreement and Plan of Merger on January 28, 2013 (the “Merger Agreement”) that provides for, among other things, the merger of Actian Sub II, Inc. with and into Pervasive, with Pervasive surviving as a wholly owned subsidiary of Actian (the “Merger”) and the conversion of all outstanding shares of Pervasive’s common stock into the right to receive $9.20 per share of cash, without interest. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on April 11, 2013.

In connection with the Merger, Pervasive has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statement. Therefore, Pervasive hereby removes from registration all common stock registered under the Registration Statement that remains unsold as of April 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 11th day of April 2013.

PERVASIVE SOFTWARE INC.
By:	/s/ Fred Gallagher
Fred Gallagher
President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Gallagher	President, Chief Financial Officer and Director	April 11, 2013
Fred Gallagher	(Principal Executive and Financial Officer)

/s/ Marc Monahan	Chairman of the Board	April 11, 2013
Marc Monahan

/s/ Nancy Simpson	Treasurer	April 11, 2013
Nancy Simpson	(Principal Accounting Officer)

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